Exhibit 99.8
SEVENTH AMENDMENT
TO
THE DAVEY 401KSOP AND ESOP
(January 1, 2015 Restatement)
The Davey 401KSOP and ESOP (the “Plan”), presently maintained under an amendment and restatement made effective as of January 1, 2015, as amended, is hereby further amended, effective as of January 1, 2019, to provide as follows:
1.Section 8.1(b) of the Plan is hereby amended in its entirety to read as follows:
(b)    the date on which such Participant’s employment with the Company or a Related Corporation is terminated after attainment of age 55 and completion of at least five years of Continuous Service.

*	*	*

EXECUTED at Kent, Ohio, this 22nd day of November, 2019.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Title:	EVP, CFO and Secretary

And:	/s/ Christopher J. Bast
Title:	VP and Treasurer